Exhibit 99.1

Specialty Laboratories Announces Fourth Quarter and

Full-Year 2004 Results

Sixth Consecutive Quarter of Sequential Revenue Growth;

Results Include $4.7 Million of Relocation Costs and Asset Write-Off in Fourth Quarter

Santa Monica, Calif., February 23, 2005 — Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, today announced results for the fourth quarter and full year ended December 31, 2004.

For the fourth quarter 2004, net revenue was $35.7 million, increasing approximately 17.0 percent from $30.5 million in the fourth quarter 2003.  The fourth quarter loss per diluted share was $0.34, compared to a loss per diluted share of $0.03 for the fourth quarter 2003.  The loss in the fourth quarter 2004 includes costs of approximately $4.2 million related to Specialty’s recent facility relocation ($1.2 million included in Costs of Services, $0.8 million included in Selling, General & Administrative Expenses, and $2.2 million separately reported in Facility Exit Costs) and a non-recurring write-off of assets of approximately $500,000.  Excluding these $4.7 million of costs, loss per diluted share would have been approximately $0.14 for the fourth quarter 2004.

Total testing volume for the fourth quarter 2004, as measured by patient accessions, was approximately 844,000, increasing 34.4% percent from the approximately 628,000 accessions of the year-ago quarter.  An increase in Specialty’s independent laboratory business, which began during third quarter 2004 and continued during fourth quarter 2004, accounted for approximately 119,000 patient accessions and revenues of approximately $1.6 million in the fourth quarter 2004.  Specialty believes this increase in independent laboratory business is temporary in nature.  Excluding this temporary stream of work, accession volume of approximately 725,000 grew approximately 15.4 percent from the year-ago quarter.

“This was a quarter of successful execution for Specialty,” noted Kevin R. Sayer, executive vice president and chief financial officer of Specialty Laboratories.  “We completed our facility relocation ahead of schedule during a quarter when Specialty’s accession volumes reached record levels.  With the challenge of the move now behind us, continued growth is anticipated in 2005 as we focus on the opportunities created by our new contractual relationships with major group purchasing organizations.”

“Our high costs this quarter reflect our relocation activities, disposal of some non-productive assets, implementation of certain internal controls related to Sarbanes-Oxley, and a full quarter’s worth of expenses in our new facility.  With our operations now consolidated in the new facility, we expect that Specialty’s cost structure will stabilize and begin to reflect improved efficiencies.”

Financial Highlights

The growth in revenues for the fourth quarter resulted from a year-over-year increase in accession volume, offset by an overall reduction in pricing.  Price per accession, excluding the stream of independent laboratory business noted above, decreased by 3.2% from the fourth quarter 2003, but was slightly higher than the pricing achieved in the third quarter 2004 due primarily to variations in the mix of higher and lower priced tests.

Total costs of services were $25.1 million in the fourth quarter 2004, an increase of approximately $3.5 million, or 16.0 percent, from the prior year’s fourth quarter.  The increase is primarily related to the growth in testing volume and certain non-recurring relocation costs.  Approximately $1.2 million of relocation costs are included in costs of services, consisting primarily of costs related to the physical move to Valencia and the required validation of laboratory equipment upon arrival.   Excluding these relocation costs, costs of services increased by approximately 10.7 percent, yielding a gross margin of 32.9 percent of revenue compared to 29.1 percent of revenue in the year ago quarter.

Total selling, general and administrative expenses (SG&A), including provision for doubtful accounts charges, were $16.0 million in the fourth quarter 2004, a year-over-year increase of $6.0 million.  Several factors contributed to this increase.  Included in total SG&A expenses for fourth quarter 2004 are relocation costs of approximately $800,000.  These relocation costs consist primarily of planning costs, charges associated with leaving our former Santa Monica facilities, and bonuses paid to personnel who contributed to the successful relocation process.  Total SG&A expenses for the period also include approximately $2.0 million of recurring facilities costs related to the operation of the Valencia facility during fourth quarter.  In future quarters, these facilities costs will be distributed between costs of services and SG&A, with the majority going to costs of services.  Legal and administrative expenses, including auditing fees related to compliance with Section 404 of the Sarbanes-Oxley Act, increased approximately $500,000 from their levels in third quarter 2004 and are expected to return to more normal levels in fiscal 2005.  Total SG&A costs for the period also include a $500,000 write-off of certain fixed assets, primarily certain IT equipment that will provide the Company with no future benefit.  Other elements contributing to the elevated SG&A costs in fourth quarter 2004 are increased expenses related to sales force enhancements, increased commissions due to revenue growth, and significantly higher costs related to insurance policy renewals.

The statement of operations also includes a separate line item for facility exit costs that are not included in costs of services or SG&A.  Total facility exit costs were $2.2 million in the fourth quarter 2004.  These costs relate to the disposal of equipment not used in the new facility and the remaining rental obligation on the closed Santa Monica laboratory.

As a result of the above factors, Specialty incurred an operating loss of $7.6 million in the fourth quarter 2004 compared to an operating loss of approximately $1.2 million in the fourth quarter 2003.  Consistent with the first three quarters of 2004, Specialty has not recorded any income tax benefit for the effect of these losses. However, an income tax charge of $320,000 was recognized this quarter to increase the valuation allowance against deferred tax assets.

Specialty’s balance sheet remained strong for the fourth quarter 2004.  Cash and investments were approximately $40.1 million as of December 31, 2004, compared to $43.6 million as of September 30, 2004.  Specialty expects to receive approximately $3.5 million in additional cash payments in the first quarter 2005 related to our facility sale-leaseback transaction, following the final completion of all remaining construction items and leasehold improvements.  Capital expenditures for fourth quarter 2004 were approximately $4.0 million.  Depreciation and amortization for the period totaled approximately $1.9 million.  Days outstanding for accounts receivable were approximately 72 days at the end of the fourth quarter 2004, compared to 68 days at year end 2003.

Year End Results

For the fiscal year end of December 31, 2004, net revenue was $134.8 million, compared to $119.7 million for the full year of 2003.  Accession volume increased approximately 20.8 percent from approximately 2.5 million in full year 2003 to 3.0 million in full year 2004.  The Company’s 2004 loss per diluted share was $0.57, compared to loss per diluted share of $0.29 for the full year of 2003. As noted above, in 2004, Specialty incurred expenses totaling $4.7 million related to the completion of and relocation to its new headquarters and facility in Valencia, California and abandonment of the previous facilities in Santa Monica.  Additional significant charges incurred during 2004 included an increase of approximately $800,000 to the allowance for doubtful accounts in the third quarter and the write-off of $500,000 of fixed assets in the fourth quarter noted above.  These expenses increased the total loss per share for the year by approximately $0.26 per share.

Cash and investments were approximately $40.1 million on December 31, 2004, compared to $36.7 million at year-end 2003.  During 2004, Specialty received approximately $43.5 million of cash proceeds related to the sale lease-back of the new headquarters facility in Valencia.  Capital expenditures in 2004 were approximately $26.8 million, primarily for our Valencia facility and IT infrastructure.  Depreciation and amortization for the full year totaled approximately $6.5 million.

Outlook for 2005

The following guidance excludes any continued or future effect from the temporary stream of independent laboratory business that began in third quarter 2004.

For the first quarter 2005, Specialty expects test volumes of 740,000 to 750,000.  For the full year 2005, Specialty projects revenue growth of 10 percent to 14 percent with revenues ranging between $147 million and $155 million.  Specialty also anticipates a slight decline in the aggregate average price per accession in 2005 due to our continually shifting test mix and our continued growth in the hospital referral testing market.

Specialty anticipates that quarterly gross margins in 2005 will be in the range of 30 percent to 35 percent, with SG&A expenses in the range of $12 million to $13 million per quarter.   These projections reflect the full estimated cost of the Valencia facility allocated between Costs of Services and SG&A.  Operating results for the first quarter of 2005 will include additional expenses associated with the closure of the Santa Monica facility estimated to be $500,000 and costs of approximately $1.1 million associated with the recently announced departure of the Company’s chief executive officer, effective March 29, 2005.

With these anticipated increases in operating expenses and the expected charges in first quarter 2005, Specialty does not expect profitable performance in the first half of 2005 or for 2005 on an overall basis.  Specialty believes that break-even performance or modest profitability is achievable during the second half of 2005 if average aggregate price per accession, volume growth and planned operating efficiencies in the new facility are in line with the Company’s expectations.  This guidance does not reflect the potential impact of changes in the Company’s methodology for recording stock-based employee compensation expense that will be required by Statement of Financial Accounting Standards No. 123(R), Share Based Payments, beginning July 1, 2005.

Conference Call Information

Specialty Laboratories’ quarterly conference call will be broadcast live on Specialty’s website, www.specialtylabs.com, on February 23, 2005 at 5:15 PM Eastern.  A replay of the call will be accessible on this site through the close of business on February 23, 2006.

About Specialty

Specialty Laboratories performs highly advanced clinical tests used by physicians to diagnose, monitor and treat disease.  Offering an extensive menu of specialized testing options for more than ten major medical specialties, Specialty provides hospitals, laboratories and specialist physicians a single-source solution to their non-routine testing needs.  By focusing on complex and technologically advanced testing, Specialty does not directly compete with clients for routine testing work and offers clinical testing services that generally complement the laboratory capabilities of its clients.  Committed to outstanding client service and support, Specialty leads the industry with interconnectivity solutions for the efficient transmission of test orders and results.  Distinguished R&D capabilities support Specialty’s leadership position in specialized clinical testing.  Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment.  Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: Specialty’s expected growth, and stabilization of the company’s cost structure in future periods; timing of the receipt of the remaining $3.5 million in funds related to the Valencia facility sale-leaseback transaction; expected increases for future periods in accession volume, revenue growth, aggregate average selling price, gross margins, and SG&A expenses; Specialty’s projections for profitability in 2005 and 2006; and the effect of recording stock-based employee compensation expenses required in future periods.  These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

(Tables follow.)

Specialty Laboratories, Inc.

Consolidated Statements of Operations

(Dollar amounts in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2004	2003	2004

Net revenue	$30,459	$35,651	$119,653	$134,803
Costs and expenses:
Costs of services	21,598	25,057	86,095	93,716
Selling, general and administrative (exclusive of stock-based compensation charges and provision for doubtful accounts charges)	9,142	14,879	39,628	46,756
Provision for doubtful accounts charges	882	1,140	3,836	5,414
Stock-based compensation charges	13	—	65	147
Facility exit costs	—	2,193	—	2,309
Total costs and expenses	31,635	43,269	129,624	148,342

Operating loss	(1,176)	(7,618)	(9,971)	(13,539)

Interest income	(186)	(161)	(735)	(591)
Interest expense	(32)	82	14	183

Loss before income taxes (benefits)	(958)	(7,539)	(9,250)	(13,131)

Provision for income taxes (benefits)	(200)	320	(2,889)	(181)

Net loss	$(758)	$(7,859)	$(6,361)	$(12,950)

Basic loss per common share	$(0.03)	$(0.34)	$(0.29)	$(0.57)

Diluted loss per common share	$(0.03)	$(0.34)	$(0.29)	$(0.57)

Basic shares	22,438	22,976	22,250	22,831
Diluted shares (a)	22,438	22,976	22,250	22,831

(a)          Potentially dilutive common shares are excluded from the diluted loss per common share calculation because they are anti-dilutive.

Specialty Laboratories, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31, 2003	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$27,563	$18,283
Short-term investments	9,104	—
Accounts receivable, net	22,239	26,517
Receivable from sale of property	—	3,500
Refundable income taxes	126	—
Deferred income taxes	1,155	1,155
Inventory	2,729	3,207
Prepaid expenses and other assets	2,680	2,683
Total current assets	65,596	55,345

Property and equipment, net	61,535	32,843
Long-term investments	—	21,822
Deferred income taxes	5,029	4,709
Goodwill, net	5,655	5,655
Other assets	4,738	5,768
	$142,553	$126,142
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,834	$9,292
Income taxes payable	—	387
Facility exit costs accrual	—	471
Accrued liabilities	5,919	4,297
Total current liabilities	14,753	14,447
Long-term debt	5,019	—
Other long-term liabilities	2,281	2,161
Commitments and contingencies
Shareholders’ equity:
Common stock	103,005	105,224
Retained earnings	17,436	4,486
Deferred stock-based compensation	(13)	—
Accumulated other comprehensive income	72	(176)
Total shareholders’ equity	120,500	109,534
	$142,553	$126,142